Exhibit 99.1

Nordson Corporation Delivers Record Fourth Quarter and Full Year Results

  Sales increase 14 percent over prior year’s fourth quarter to $469 million; full year sales increase 10 percent over the prior year to $1.7 billion
  Organic sales growth is 13 percent in the fourth quarter and 6 percent for the full year compared to the same periods a year ago
  Operating margin improves over levels of a year ago to 23 percent in the fourth quarter and 22 percent for the year
  GAAP diluted EPS expands 23 percent over prior year’s fourth quarter to $1.13; full year GAAP diluted EPS expands 12 percent over the prior year to $3.84
  Pro-forma 12 week order rates increase 10 percent over same period a year ago
  First quarter fiscal 2015 guidance: sales expected to increase 5 to 9 percent over prior year; GAAP diluted EPS in the range of $0.60 to $0.70

WESTLAKE, Ohio--(BUSINESS WIRE)--December 11, 2014--Nordson Corporation (Nasdaq: NDSN) today reported results for the fourth quarter of fiscal year 2014. For the quarter ending October 31, 2014, sales were $469 million, a 14 percent increase over the prior year’s fourth quarter. This increase in sales included a 13 percent increase in organic volume, a 3 percent increase related to the first year effect of acquisitions, and a 2 percent decrease related to the unfavorable effects of currency translation. Operating profit was $106 million, net income was $72 million, and GAAP diluted earnings per share were $1.13. Prior year fourth quarter sales, operating profit, net income and diluted earnings per share were $411 million, $87 million, $60 million and $0.92, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Our global team met strong demand from across our diverse end markets to deliver 13 percent organic sales volume growth compared to the fourth quarter a year ago,” said Nordson President and CEO Michael F. Hilton. “Organic growth was broad based across all segments and geographies and drove record fourth quarter sales, operating profit and earnings per share. Operating margin in the quarter was 23 percent, two percentage points higher than the strong level delivered a year ago. Diluted earnings per share grew by 23 percent compared to the fourth quarter a year ago, significantly outpacing the strong top line growth we generated. Free cash flow in the quarter before dividends was $90 million. We maintained our balanced approach to capital deployment during the quarter, closing on the acquisitions of Avalon Laboratories and Dima Group B.V. which expand our position in medical and electronic end markets, respectively; distributing approximately $14 million in dividends; and investing $72 million for the repurchase of shares.” Following the end of the fourth quarter, Nordson’s Board of Directors authorized a new $300 million share repurchase program effective December 16, 2014 to replace the current $200 million repurchase authorization, under which approximately $199 million in Nordson shares have been repurchased through December 11.

Fourth Quarter Segment Results
Sales volume in the Adhesive Dispensing Systems segment improved 9 percent compared to the fourth quarter a year ago, inclusive of 7 percent organic growth and 2 percent growth from the first year effect of the Kreyenborg acquisition. “This segment generated organic growth in every product line, including disposable hygiene, rigid packaging, general product assembly and polymer processing, and in every region with the exception of the Americas,” said Hilton. The Adhesive Dispensing segment’s operating margin was 25 percent in the fourth quarter, inclusive of $1 million of one-time restructuring costs.

The Advanced Technology Systems segment generated fourth quarter sales volume growth of 28 percent over the prior year, inclusive of 21 percent organic growth and 7 percent growth from the first year effect of the Avalon and Dima acquisitions. “This segment delivered very strong organic growth in all product lines during the quarter, led by demand for automated dispensing equipment related to electronic mobile device assembly, as well as continued solid demand for our electronic test and inspection and surface treatment equipment,” said Hilton. “Demand was also very robust in medical and general industrial end markets which drove strong growth in our semi-automated dispensing systems and single use fluid management components.” Geographically, the segment delivered double digit organic volume growth in every region except the United States. The strong top line growth drove the segment’s operating margin to 26 percent in the fourth quarter, inclusive of a $1.4 million one-time charge related to the step-up in value of acquired inventory. Operating margin improved 5 percentage points over the same period a year ago.

Sales volume in the Industrial Coating Systems segment improved 16 percent compared to the fourth quarter a year ago. Growth was strongest in cold material dispensing equipment for automotive and industrial applications. Geographically, growth in the U.S., Europe and Asia Pacific was offset by flat conditions in Japan and softness in the Americas. “We leveraged the strong sales growth to deliver 22 percent operating margin in the quarter, a truly outstanding level for this business and an improvement of 5 percentage points over the prior year,” said Hilton.

Detailed results by operating segment and geography are included in the attached tables.

Fiscal 2014 Full Year Results
Sales for the fiscal year ended October 31, 2014 were $1.7 billion, a 10 percent increase over the same period a year ago. This increase in sales included a 6 percent increase in organic volume, a 5 percent increase related to the first year effect of acquisitions, and a 1 percent decrease related to the unfavorable effects of currency translation. Full year operating profit was $367 million, net income was $247 million and GAAP diluted earnings per share were $3.84, all of which are full year records for Nordson. Prior year operating profit, net income and diluted earnings per share were $1.5 billion, $324 million, $222 million and $3.42, respectively. On a normalized basis to exclude non-recurring items in both years, diluted earnings per share for the year were $3.88 compared to $3.38 a year ago, an increase of 15 percent.

“Nordson delivered outstanding full year results, setting company records in sales, operating profit and earnings per share while executing on a variety of strategic initiatives that will help sustain our success. We generated these strong results in a global macroeconomic environment that remained challenging in many respects,” said Hilton. “I’m particularly pleased with our full year organic growth of 6 percent, reflecting our team’s continued ability to provide customers with the best technology, application expertise and global support.”

Order Rates and Backlog
Order rates for the 12-week period ending December 7, 2014, measured in constant currency, increased by 10 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2014 acquisitions were owned in both years.

Backlog for the quarter ended October 31, 2014 was approximately $223 million, an increase of 6 percent compared to the same period a year ago, and inclusive of 4 percent organic growth and 2 percent growth due to the Avalon and Dima acquisitions. Backlog amounts are calculated at October 31, 2014 exchange rates.

Outlook
For the first quarter of fiscal 2015, sales growth is expected to be in the range of 5 percent to 9 percent as compared to the first quarter a year ago. This growth is inclusive of organic volume growth of 6 percent to 10 percent, 3 percent growth from the first year effect of the Avalon and Dima acquisitions, and a negative 4 percent impact related to the unfavorable effects of currency translation based on the current exchange environment. GAAP diluted earnings per share are expected to be in the range of $0.60 to $0.70, inclusive of a $0.01 per share short term purchase accounting charge related to the step-up in value of acquired inventory.

“We are forecasting a solid first quarter that reflects our backlog, current 12 week order rates and typical seasonality,” said Hilton. “The midpoint of our guidance includes organic sales growth of 8 percent over the prior year’s first quarter. Diluted earnings per share at the midpoint of our guidance are expected to grow at more than two times that rate. As we begin fiscal year 2015, we continue to feel optimistic about the growth opportunities we see in the diverse consumer durable, non-durable, medical, electronics and industrial end markets we serve. We are well positioned in every geography, and our team remains focused on delivering value to customers, driving continuous improvement through the Nordson Business System, and providing strong returns for our shareholders.”

Nordson will broadcast its fourth quarter conference call on its web site at www.nordson.com/investors on Friday, December 12, 2014 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation delivers precision technology solutions that help customers succeed worldwide. The company engineers, manufactures and markets differentiated products and systems used for precision dispensing of adhesives, coatings, sealants, biomaterials, fluids and other materials, plastic extrusion and injection molding, electronics testing and inspecting, and surface preparation, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2014
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Fourth Quarter		Year-to-Date
	2014	2013	2014	2013

Net sales	$468,590	$410,818	$1,704,021	$1,542,921
Cost of sales	211,337	183,924	758,923	676,777
Selling & administrative expenses	151,296	140,027	577,993	542,295

Operating profit	105,957	86,867	367,105	323,849

Interest expense - net	(4,003)	(3,679)	(14,454)	(14,420)
Other income (expense) - net	713	760	(138)	1,694

Income before income taxes	102,667	83,948	352,513	311,123
Income taxes	30,587	24,171	105,740	89,306

Net Income	$72,080	$59,777	$246,773	$221,817

Return on sales	15%	15%	14%	14%
Return on average shareholders' equity	31%	29%	27%	29%

Average common shares outstanding (000's)	62,954	64,135	63,656	64,214
Average common shares and common share equivalents (000's)	63,561	64,866	64,281	64,908

Per share:

Basic earnings	$1.14	$.93	$3.88	$3.45
Diluted earnings	$1.13	$.92	$3.84	$3.42

Dividends paid	$.22	$.18	$.76	$.63

Total dividends	$13,866	$11,548	$48,391	$40,478

CONSOLIDATED BALANCE SHEET
	October 31	October 31
	2014	2013

Cash and marketable securities	$42,314	$42,375
Receivables	365,844	308,707
Inventories	210,871	198,401
Other current assets	53,654	52,583
Total current assets	672,683	602,066

Property, plant & equipment - net	224,439	200,979
Other assets	1,383,008	1,250,134
	$2,280,130	$2,053,179

Notes payable and debt due within one year	$116,932	$14,436
Accounts payable and accrued liabilities	253,936	222,361
Total current liabilities	370,868	236,797

Long-term debt	682,868	638,158
Other liabilities	321,597	290,361
Total shareholders' equity	904,797	887,863
	$2,280,130	$2,053,179

Other information:

Employees	5,966	5,801

Common shares outstanding (000's)	62,435	64,218

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FOURTH QUARTER PERIOD
Period Ending October 31, 2014
(Unaudited)

	Fourth Quarter		% Growth over 2013			Year-to-Date		% Growth over 2013
SALES BY BUSINESS SEGMENT	2014	2013	Volume	Currency	Total	2014	2013	Volume	Currency	Total

Adhesive dispensing systems	$231,509	$217,738	9.0%	-2.7%	6.3%	$899,696	$793,488	14.3%	-0.9%	13.4%
Advanced technology systems	161,979	127,276	27.7%	-0.4%	27.3%	561,784	516,266	8.4%	0.4%	8.8%
Industrial coating systems	75,102	65,804	15.7%	-1.6%	14.1%	242,541	233,167	4.7%	-0.7%	4.0%

Total sales by business segment	$468,590	$410,818	15.9%	-1.8%	14.1%	$1,704,021	$1,542,921	10.9%	-0.5%	10.4%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2014	2013				2014	2013

Adhesive dispensing systems	$58,131	$57,746				$229,556	$203,757
Advanced technology systems	42,576	27,093				140,240	123,403
Industrial coating systems	16,355	10,890				38,117	33,786
Corporate	(11,105)	(8,862)				(40,808)	(37,097)

Total operating profit by business segment	$105,957	$86,867				$367,105	$323,849

	Fourth Quarter		% Growth over 2013			Year-to-Date		% Growth over 2013
SALES BY GEOGRAPHIC REGION	2014	2013	Volume	Currency	Total	2014	2013	Volume	Currency	Total

United States	$142,872	$123,863	15.3%	-	15.3%	$503,776	$465,789	8.2%	-	8.2%
Americas	31,288	31,803	0.9%	-2.5%	-1.6%	120,993	123,654	0.8%	-3.0%	-2.2%
Europe	129,366	119,017	12.1%	-3.4%	8.7%	494,538	416,725	16.8%	1.9%	18.7%
Japan	37,330	34,031	17.4%	-7.7%	9.7%	127,057	127,945	7.4%	-8.1%	-0.7%
Asia Pacific	127,734	102,104	25.0%	0.1%	25.1%	457,657	408,808	12.1%	-0.2%	11.9%

Total Sales by Geographic Region	$468,590	$410,818	15.9%	-1.8%	14.1%	$1,704,021	$1,542,921	10.9%	-0.5%	10.4%

	Fourth Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2014	2013				2014	2013

Net income	$72,080	$59,777				$246,773	$221,817
Depreciation and amortization	15,915	14,883				59,754	54,438
Other non-cash charges	9,080	3,949				22,387	16,654
Changes in operating assets and liabilities	8,122	(4,817)				(40,759)	(24,533)
Net cash provided by operating activities	105,197	73,792				288,155	268,376

Additions to property, plant and equipment	(15,638)	(12,650)				(43,574)	(47,219)
Proceeds from the sale of property, plant and equipment	45	87				323	3,847

Free cash flow before dividends	$89,604	$61,229				$244,904	$225,004

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING DECEMBER 7, 2014
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	1%	United States	6%
Advanced technology systems	23%	Americas	-7%
Industrial coating systems	18%	Europe	10%
		Japan	-11%
Total	10%	Asia Pacific	32%

		Total	10%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2014 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOURTH QUARTER PERIOD
Period Ending October 31, 2014
(Unaudited)

	Fourth Quarter		Year-to-Date
	2014	2013	2014	2013

Diluted EPS as reported (U.S. GAAP)	$1.13	$0.92	$3.84	$3.42

Short-term inventory purchase accounting adjustments	0.02	0.01	0.04	0.01
Acquisition costs	-	-	-	0.01
Severance and restructuring	0.01	-	0.03	0.01
Gain on sale of real estate	-	-	-	(0.02)
Gain on property insurance settlement	(0.01)	-	(0.01)	-
Discrete tax items	-	-	(0.02)	(0.05)

Diluted EPS as adjusted (Non-GAAP)	$1.15	$0.93	$3.88	$3.38

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of a similarly titled measure reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com